RH ANNOUNCES $500 MILLION INCREMENTAL TERM DEBT FINANCING

CORTE MADERA, Calif.--(BUSINESS WIRE)—May 17, 2022--RH (NYSE: RH) today announced the completion of an incremental $500 million term debt financing.

Consistent with the strategy of the original $2.0 billion term debt financing in October, 2021, the additional $500 million represents an attractive cost of capital and provides optionality that will enable RH to be opportunistic in creating long term value for shareholders.

The $500 million term debt financing (the “2022 Incremental Term Debt”) was completed by means of a 2022 Incremental Amendment through RH’s subsidiary, Restoration Hardware, Inc. (“RHI”), as the borrower, and Bank of America, N.A. as administrative agent (in such capacity, the “Term Agent”) and lender, amending the Term Loan Credit Agreement, dated as of October 20, 2021 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the 2022 Incremental Amendment, the “Amended Credit Agreement”), by and among RHI as the borrower, the lenders party thereto and the Term Agent.

The 2022 Incremental Term Debt has a maturity date of October 20, 2028 and bears interest at an annual rate based on the Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment of 0.10% plus an interest rate margin of 3.25% subject to a 0.50% SOFR floor.

The Company anticipates that the additional interest expense as a result of the 2022 Incremental Term Debt will be approximately $4.5 million on an after-tax basis for each fiscal quarter assuming current interest rate levels. Together with the initial $2.0 billion term loan pursuant to the Existing Credit Agreement, the interest rate cost on an after-tax basis for the aggregate $2.5 billion of term debt under the Amended Credit Agreement is expected to be approximately $17 million per fiscal quarter based on current interest rates.

The issuance of the 2022 Incremental Term Debt was assigned a Ba3 rating from Moody’s Investors Service and BB rating from S&P Global.

Proceeds of the 2022 Incremental Term Debt are expected to be used for general corporate purposes.

Additional details regarding the 2022 Incremental Term Debt are available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2022.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTEEN.com and Waterworks.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning the terms and conditions of the 2022 Incremental Amendment and the Amended Credit Agreement, the potential cost of capital made available to the RH subsidiaries under such Amended Credit Agreement, the interest rate associated with the 2022 Incremental Term Debt, the length of time the 2022 Incremental Term Debt may remain outstanding, the potential use of proceeds of amounts borrowed under the Amended Credit Agreement, the sources and uses of capital, our belief that we will remain opportunistic with both the sources and uses of capital, statements that the 2022 Incremental Term Debt represents an attractive instrument, our belief that the 2022 Incremental Term Debt will provide additional opportunities and flexibility in our allocation of capital that will create value for our shareholders, statements regarding the credit ratings of the issuance, the covenants and restrictions contained in the Amended Credit Agreement and the ability of the loan parties to maintain compliance with the terms and conditions of the 2022 Incremental Amendment and the Amended Credit Agreement, from time to time. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “if,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks and uncertainties relating to the aggregate overall level of indebtedness that we incur, the terms and conditions of any debt financing including the Amended Credit Agreement, risks and uncertainties concerning the use of proceeds with respect to any debt financing including the Amended Credit Agreement, risks and uncertainties related to our decisions regarding the allocation and uses of capital, risks and uncertainties related to fluctuations in interest rates, risks and uncertainties concerning whether the financial performance of the Company meets expectations, and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this Release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

PRESS CONTACT

truthgroup@RH.com

INVESTOR RELATIONS CONTACT

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com